AVID TECHNOLOGY, INC.
                          Metropolitan Technology Park
                                  One Park West
                               Tewksbury, MA 01876



                                          July 6, 1998




OFIS Filer Support
SEC Operations Center
6432 General Green Way
Alexandria, VA  22312-2413


Ladies and Gentlemen:

   Pursuant to regulations of the Securities and Exchange Commission, submitted herewith for filing on behalf of Avid Technology, Inc. is the Company's Form 8-K dated the 6th day of July, 1998.

   This filing is being effected by direct transmission to the Commission's EDGAR System.

                                          Very truly yours,


                                          /s/ Frederic G. Hammond


                                          Frederic G. Hammond
                                          General Counsel

                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                   PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): JUNE 15, 1998



                              AVID TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in Its Charter)





            MASSACHUSETTS                0-21174              04-2977748
    (State or Other Jurisdiction       (Commission         (I.R.S. Employer
  of Incorporation or Organization)   File Number)       Identification No.)



    METROPOLITAN TECHNOLOGY PARK, ONE PARK WEST
             TEWKSBURY, MASSACHUSETTS                           01876
     (Address of Principal Executive Offices)                 (Zip Code)



                                   978-640-6789
               (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS.

      On June 15, 1998, Avid Technology, Inc. ("Avid") entered into a Stock and Asset Purchase Agreement (the "Agreement") with Microsoft Corporation ("Microsoft") and its wholly owned Canadian subsidiary, Softimage Inc. ("Softimage"). Under the terms of the Agreement, Avid will acquire from Microsoft the outstanding capital stock of Softimage as well as certain assets and rights relating to the Softimage business. The Agreement provides for Avid to pay $79 million in cash to Microsoft and to issue to Microsoft (i) a subordinated note (the "Note") in the amount of $5 million, (ii) 2,344,490 shares of Common Stock and (iii) a ten year warrant to purchase 1,155,235 shares of Common Stock at an exercise price of $47.65 per share. In addition, Avid will issue options, with a nominal exercise price, to Softimage employees to purchase up to 1,911,846 shares of Common Stock ("Avid Options") to replace unvested Microsoft options that will be forfeited in the transaction. The principal amount of the Note would be increased by $39.71 for each share underlying expired Avid Options. Consummation of the transaction is subject to applicable regulatory and other approvals and conditions.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          AVID TECHNOLOGY, INC.



Dated:  July 6, 1998                      By: /s/ William L. Flaherty
                                              -----------------------
                                              William L. Flaherty
                                              Senior Vice President of
                                              Finance, Chief Financial
                                              Officer and Treasurer